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                                                                      EXHIBIT 11
                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                       STATEMENT OF NET INCOME PER SHARE
                       ($ in thousands, except per share)
                                  (Unaudited)

                                             THREE MONTHS ENDED   NINE MONTHS ENDED
                                                  MARCH 31,            MARCH 31,
                                             ------------------   -----------------
                                               1996      1995      1996       1995
                                             --------   -------   -------   -------
PRIMARY INCOME PER SHARE

Computation for statement of operations

Net income per statement of operations        $ 7,623   $ 2,305   $15,997   $ 7,889
                                              =======   =======   =======   =======

Common shares outstanding                      17,843    17,493    17,843    17,493

Adjustment to weighted average
 common shares outstanding:

        Add dilutive effect of:
             Employee Options                   1,647     1,149     1,485       950
                                              -------   -------   -------   -------

Weighted average common shares and common
 equivalent shares outstanding, as adjusted    19,490    18,642    19,328    18,443
                                              =======   =======   =======   =======

Net income per common share,
 as adjusted                                  $   .39   $   .12   $   .83   $   .43
                                              =======   =======   =======   =======

FULLY DILUTED INCOME PER SHARE

Net income applicable to common stock as
 shown in primary computation above           $ 7,623   $ 2,305   $15,997   $ 7,889
                                              =======   =======   =======   =======

Common shares outstanding                      17,843    17,493    17,843    17,493

Adjustment to weighted average
 common shares outstanding:

        Add fully dilutive effect of:
             Employee Options                   1,704     1,353     1,721     1,236
                                              -------   -------   -------   -------

Weighted average common shares and common
 equivalent shares outstanding, as adjusted    19,547    18,846    19,564    18,729
                                              =======   =======   =======   =======

Fully diluted net income per common share     $   .39   $   .12   $   .82   $   .42
                                              =======   =======   =======   =======

_________

(A) The calculations for the Nine Months Ended March 31, 1996 and 1995, are submitted in accordance with Regulation S-K Item 601(b)(11).